FOR IMMEDIATE RELEASE	Contact:
Jackie Lapin/WPT: 818 707-1473 jackielapin@cs.com

Andrew Greenebaum/ICR : 310 395-1270 agreenebaum@icrinc.com

WORLD POKER TOUR™ AND WAGERWORKS FINALIZE AGREEMENT AND SET TIMETABLE FOR LAUCH
OF INTERNATIONAL
ONLINE GAMING SITE

WPT Brand & International TV Exposure Expected to Drive Players to Site Worldwide

WPTonline.com To Debut in 2nd Quarter of ‘05

West Hollywood, CA (February 3, 2005)— WPT Enterprises, Inc. (Nasdaq: WPTE) and WagerWorks finalized its agreement today to develop a WORLD POKER TOUR™ (WPT) branded real-money gaming website. The two companies also announced that the site, WPTonline.com, is expected to go live in the second quarter of this year. WPTonline.com will prohibit bets from players in the U.S. and other jurisdictions where online gaming is prohibited.

“This is the next step in our global branding initiative,” explained Lyle Berman, CEO of WPT Enterprises, Inc. “With the WORLD POKER TOUR® now airing in nearly 60 countries, the addition of an international gaming site provides a synergistic engine for growth. We believe the future of online gaming will be driven by strong brands, and the WORLD POKER TOUR is achieving the kind of worldwide recognition that will position us at the forefront of this burgeoning business sector.”

The poker craze that ensued when the WORLD POKER TOUR revealed players’ hidden cards on television is now fueling the growth of online poker. According to market research firm Christiansen Capital Advisors, L.L.C. (CCA), the global online gaming industry will reach the $10 billion mark in 2005, more than double total revenues in 2002. According to CCA, the European market alone is expected to experience triple-digit growth in online poker over the next two years. As consumer access to broadband continues to grow and technical demands are answered across the globe, WPTonline.com will offer increasing numbers of consumers a best-in-class online gaming experience.

WPTonline.com will showcase a WPT-branded poker room featuring ring games, Sit and Gos, and multi-table tournaments for poker games including Texas Hold’em, Omaha, 7 Card Stud, and 7 Card Hi-Lo. Additionally, the site will feature an online casino with a broad selection of slots and table games including WagerWorks’ exclusive online titles Monopoly™, Wheel of Fortune®, and The Price is Right™. On-air promotion of WPTonline.com via international WORLD POKER TOUR television broadcasts will be a primary marketing tool for driving poker players to the site. WPT Enterprises recently expanded distribution of its WORLD POKER TOUR television series into Latin America and the Caribbean, bringing the total number of countries where the show is aired to 57.

“We believe that the WORLD POKER TOUR brand and WagerWorks’ Internet gaming assets will be key factors in enabling WPTonline.com to get out of the gate quickly,” stated Paul Miltenberger, Founder and Chief Executive Officer of WagerWorks. WagerWorks is recognized as an industry leader in terms of legal and regulatory compliance online. The combination of WagerWorks’ proven online gaming platform, commitment to regulatory compliance, proprietary premium content, and successful operating history solidified WagerWorks as the vendor of choice for WPT Enterprises.

WagerWorks does not license its software to or support any operator that accepts U.S. wagers or wagers from other markets and jurisdictions where it is illegal to do so. The company is licensed out of the island of Alderney, one of the U.K.’s Channel Islands, and is fully regulated by the Alderney Gambling Control Commission. The firm’s core technologies have been independently validated by testing labs TST and GGS.

The WORLD POKER TOUR, the show that launched the sport, will broadcast 16 new tournaments filmed at leading casinos from Las Vegas to Paris, beginning with the launch of its Third Season on March 2, 2005. The WORLD POKER TOUR airs in the U.S. Wednesday nights at 9 p.m. ET/PT on the Travel Channel and is the highest rated series in the network’s history.

About WPT Enterprises, Inc.

WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and more than 50 markets globally. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com.The company is also engaged in the sale of corporate sponsorships. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO). Photos and media information can be found online at: www.worldpokertour.com/media..

About WagerWorks
WagerWorks develops, markets and operates a complete Internet gaming solution that enables established consumer-oriented companies to leverage their operating expertise and brand equity online. As a veteran of the traditional casino industry, WagerWorks adheres to the highest standards imposed by the various regulatory and control authorities. Founded in April of 2000 the company has implemented a broad line of products with unparalleled integrity and unmatched quality. With premier titles such as
Monopoly ™, Wheel of Fortune® and a robust Multiplayer poker product, WagerWorks is the industry’s leader in creating casino games. The WagerWare platform and the accompanying library of innovative game titles and premier gaming franchises can be found at www.skybetvegas.com, www.virgingames.com,        , www.paddypowercasino.com, www.bluesquarecasino.com, www.hardrockcasino.com, www.getmintedxtra.com, www.thepriceisrightgames.com. For more information, please visit www.wagerworks.com.

WPTEG

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPT’s brand licensing, the development of new television and film projects, the development of WPT corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPT. These risks and uncertainties include, but are not limited to, WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review WPT’s filings with the Securities and Exchange Commission.

Editors Note: Press releases and 300 dpi downloadable photos are available at
www.media.worldpokertour.com.